EXHIBIT 33.7

           Report on Assessment of Compliance with Servicing Criteria for Year End December 31, 2006
             of American Home Mortgage Servicing, Inc., as Servicer



American Home Mortgage Servicing, Inc.'s
Report on Assessment of Compliance with Servicing Criteria


The undersigned has caused an assessment to be made of the servicer's compliance with the servicing criteria set forth in Regulation AB.

American Home Mortgage Servicing, Inc. (the "Asserting Party") is responsible for assessing compliance as of December 31, 2006 and for the period from January 1, 2006 to December 31, 2006 (the "Reporting Period") with the servicing criteria set forth in Title 17, Section 229.1122(d) of the Code of Federal Regulations (the "CFR"), except for those portions of criteria
229.1122(d)(3)(ii)- pertaining to amounts due to investors are allocated and remitted in accordance with distribution priority and other terms as set forth in the transaction agreements, which the Asserting Party has concluded are not applicable to the servicing activities it performs with respect to the asset-backed securities transactions covered by this report (the "Applicable Servicing Criteria"). The Asserting Party has engaged vendors to perform certain portions of criteria 1122(d)(4)(iv) and 1122(d)(4)(xi) for which it has elected to take responsibility. The Platform includes all residential mortgage loans serviced by the asserting party (the "Platform").

The Asserting Party has assessed its compliance with the Applicable Servicing Criteria as of December 31, 2006 and for the Reporting Period and has concluded that the Asserting Party has complied, in all material respects, with the Applicable Servicing Criteria with respect to the Platform taken as a whole.

Deloitte & Touche LLP, an independent registered public accounting firm, has issued an attestation report on the undersigned's assessment of compliance with the Applicable Servicing Criteria as of December 31, 2006, and for the Reporting Period as set forth in this assertion.


Date:  March 1, 2007        American Home Mortgage Servicing, Inc.

                            By /s/ Michael Strauss
                            ----------------------
                            Michael Strauss
                            Chief Executive Officer

                            By /s/ Steve Hozie
                            ----------------------
                            Steve Hozie
                            Chief Financial Officer

                            By /s/ David Friedman
                            ----------------------
                            David Friedman
                            Executive Vice President